Exhibit (a)(5)(C)

TELEMAR NORTE LESTE S.A.

CNPJ/MF No. 33.000.118/0001-79

Publicly traded

TELE NORTE CELULAR PARTICIPAÇÕES S.A. CNPJ/MF No. 02.558.154/0001-29 Publicly traded	AMAZÔNIA CELULAR S.A. CNPJ/MF No. 02.340.278/0001-33 Publicly traded

NOTICE OF MATERIAL FACT

Telemar Norte Leste S.A. (“Telemar”), Tele Norte Celular Participações S.A. (“TNCP”) and Amazônia Celular S.A. (“Amazônia Celular”, and jointly with Telemar and TNCP, the “Companies”), pursuant to CVM Instruction No. 358/02 and CVM Instruction No. 361/02, hereby announce to the public that, by the end of the day of October 13, 2008, the Registration of Securities Superintendence of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários, or “CVM”) accepted an appeal from an investor and revised its previous decision granting registration of the tender offers for the common shares of TNCP and Amazônia Celular (“Tender Offers”). In its decision, the staff of CVM came to the conclusion that the amount paid by Telemar to Vivo Participações S.A. (and, consequently, the amount paid by the later to Telpart Participações S.A.) for the subscription rights for TNCP shares, in the amount of R$ 22,610,739.14, should be included in the determination of the price paid for the control of TNCP and therefore the offer price in the Tender Offers made for the shares held by minority shareholders holding voting shares of TNCP and Amazônia Celular should be increased to reflect this amount. According to the decision of the staff of CVM, Telemar should make the Tender Offers at prices of R$93.58 and R$ 143.13 per common share of TNCP and Amazônia Celular, respectively.

Telemar is still analyzing the basis of this CVM decision and if it will take any measures to contest such decision (including the possibility of an appeal to the Board of Commissioners of CVM, in accordance with the provisions of CVM Resolution No. 463/03).

The Companies will inform their shareholders and the market of the occurrence of any events that could affect the terms and conditions of the Tender Offers.

Rio de Janeiro, October 14, 2008

Telemar Norte Leste S.A.

Tele Norte Celular Participações S.A.

Amazônia Celular S.A.

José Luís Magalhães Salazar

Investors Relations Officer